ALCOA

Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

Exhibit 99.1

ALCOA

Fourth Quarter Analysis

January 22, 2004

3:00 pm CT

Conference Coordinator:	Welcome to the Alcoa 4th quarter analyst meeting. Your moderator for today will be Mr. Bill Oplinger. Go ahead Mr. Oplinger.

William Oplinger:

Good afternoon. Thank you for attending Alcoa’s 4th quarter 2003 analyst workshop. At today’s meeting, we have Alain Belda, Chairman and CEO, and (Rick) Kelson, Chief Financial Officer. Before I turn it over to (Rick), I’d like to remind you that in discussing the company’s performance today, we have included some forward-looking statements within the meaning of the private securities litigation reform act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statement, see Alcoa’s annual report, and Form 10K for the year ended December 31, 2002 and Form 10Q for the quarter ended September 30, 2003, filed with the SEC. In addition, in our discussions today, we have also included some non-GAAP financial measures. You can find a presentation of the most directly comparable GAAP financial measures calculated in accordance with generally

ALCOA

Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

accepted accounting principles and related reconciliation on our website at Alcoa.com under the invest section.

At this point, I’d like to turn it over to (Rick) Kelson.

Richard Kelson:

Thanks Bill. Good afternoon. Thank you for attending today’s presentation. Today I will focus on our 4th quarter results, as well as the outlook going forward for the key markets that we serve. I’m going to begin with some highlights.

The 4th quarter had many highlights worth mentioning. Safety performance continues to top the list. Including recent acquisitions, we had a lost workday rate of 0.11 in the quarter, continuing to make progress toward our goal of 0 work-related injuries and illnesses.

Income from continued operations reached thirty-nine cents per share, versus a loss of seventeen cents in the 4th quarter of ‘02. Revenues were up on a sequential quarter based on higher realized primary pricing, both metal and alumina, offset by normal seasonal declines in can sheet, closures and the building and construction business.

We continue to significantly reduce our debt to capital ratio, which stood at 35.1% at the end of the year, and 800 basis points improvement over the ending 2002 figure. We paid down over $1.2 billion in debt this year. We continued to spend capital wisely in the 4th quarter, with $120 million reduction over the 4th quarter of last year. The 4th quarter spend was $293 million, or 94% of depreciation.

In addition, we took $12 million of costs out of the businesses in the 4th quarter, meeting our cost challenge for 2003. And lastly, we’ve been

ALCOA

Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

successful in executing our divestiture plan, with two sales closed in the 4th quarter, the sale of packaging equipment business already announced in 1st quarter and two additional closings anticipated this quarter.

Moving on to some more detail; as always, let me start with safety. Including recent acquisitions, as I noted, we achieved a 0.11 lost workday rate, and a 1.68 total recordable rate in the 4th quarter of last year. In the quarter, we had 94—repeat that, 94% of our facilities without a lost workday. And 64% without a recordable injury. As you can see from the graph, for the full year, we avoided 44 injuries by lowering our lost workday rate.

To put this in perspective, in the quarter, we had just 33 lost workday incidents, for nearly 65 million hours worked across Alcoa’s global location. Our target remains 0.075 lost workdays by 2005. Our substantial continued improvement is evidence of the strong desire in this organization to continually improve upon the way we do our work.

Let’s move on to the financials for the quarter. This slide compares our 4th quarter results with the prior quarter. Relative to the 3rd quarter, GAAP earnings from continuing operations improved by $58 million, or 21%. This is attributable to a continued strong alumina market, higher metal realizations, as well as focused cost reductions helping to overcome unfavorable currency and power costs.

We also benefited from insurance settlements and higher special items, each of which I’ll address in a couple minutes.

Revenues in the 4th quarter were $5.5 billion, up 4% sequentially, and 9% year over year. Cost of goods sold rose to 80.2% of sales, versus 79.2% in the prior quarter on the weaker dollar and higher energy costs. SG&A also

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Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

increased over the 3rd quarter, based largely on increased deferred compensation expense and the usual 4th quarter timing of resource unit spending.

Other income in the quarter was up $97 million, largely based on a gain associated with the settlement of insurance litigation for environmental coverage between 1956 and 1985.

Our effective tax rate declined in the 3rd quarter, to 21% from 22%, stemming from a ruling in a non-US subsidiary that allowed us to capture net operating losses. As we discussed in the past, we’re unable to forecast these discrete tax benefits and the current accounting requires us to take the benefits in the period they are realized, as opposed to spreading it out during the year for a smooth ETR. This net operating loss benefit was somewhat offset by higher taxes associated with the (Latasa) sale.

As you’ve seen, we’ve achieved a number of these discrete items this year. Without these items, our underlying tax rate would have been closer to 30%. For 2004, our best estimate of the tax rate less discrete items, is about 30%.

Many of you have asked about the effect of the weakening US dollar on the results. The translation effect on the results was an unfavorable $27 million after tax, versus the 4th quarter of 2002, and $19 million after tax on a linked sequential quarter basis.

Note, this is only the effect of foreign currencies associated with translating monetary assets on the balance sheet, and does not include the effect of the weaker US dollar on the cost structure in non-US locations.

ALCOA

Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

A few other items of note. In the quarter, we reversed the previously recorded loss in two facilities that we took back into continuing operations. These were the Magnolia and Plant City facilities. In addition, we had a loss associated with discontinued operations due to lower than expected proceeds on a particular business.

Now let me turn to one of the major highlights of the quarter and of the year—cash generation. We continued to make substantial progress on cash generation in the quarter. We generated $733 million in cash from operations in this quarter alone. This was driven by strong earnings and working capital reduction. For the year, cash from (ops) was up $591 million.

On the working capital front, even with higher sales, we were able to reduce receivables and inventories in the quarter. Day sales outstanding, or DSO’s, improved by two days, to 42 days from 44 days in the 3rd quarter. Inventory days on hand improved by three days, to 52 days from 55 days in the 3rd quarter. And days payable improved by 2 days, rising to 41 days from 39 days in the prior quarter.

As you know, we had a capital expenditure target to spend less than $1 billion in 2003. We ended the year with a total capital outlay of $867 million—our lowest capital spend since 1994. This (restraint in) capital spending freed up cash flow to pay down debt, and given the growth projects we have upcoming, we don’t expect to be able to sustain this low capital spending rate and for 2004, we plan to maintain a $1 billion budget for sustaining capital in the normal ongoing growth projects. However we would expect an additional $300-400 million of spending on our announced upstream growth projects. Most notably, Iceland, (Suriname) and (Pinjarra). Just to put this in perspective for you, this level is similar to our spending rate in 2002, of $1.3 billion.

ALCOA

Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

Now let me address each of the segments in turn, and we’ll start with alumina and chemicals. Once again, with the pie charts, we tried to give you an idea of the relative importance of the various markets and the segments. These are all based on 4th quarter revenues.

Looking on a sequential quarter basis, strong realized prices contributed to a $9 million, or 8% increase in ATOI from the prior quarter. Realized prices increased 5% sequentially, or $9 a ton. Less shipments were flat. The higher prices were driven by a combination of higher contracts and spot prices. On a year over year basis, realized alumina prices were up 33%, resulting in a 45% after tax operating income increase.

Moving to the current business conditions. On the positive side, the Jamaica expansion is complete and along with normal production creep, will add incremental volume in the quarter. On the negative, the strong A dollar—strong Australian dollar—has and will continue to negatively impact the segment. As I’ve eluded in prior workshops, we’re doing less currency hedging; therefore, we are more exposed to the higher A dollar than we’ve been in the past.

And in 2003, we completed the alumina purchase agreement from the Sherwin facility that we divested in 2001. The net impact of this will be that we have less material to sell on the spot market in 2004.

Next, let’s turn to primary metals. On a sequential quarter basis, ATOI improved $3 million, or 2% from the prior quarter. Realized pricing increased 2 cents per pound, or 3% with shipments up 9%. We experienced higher energy and alumina costs, as well as a negative currency impact. Relative to the year ago quarter, realized prices increased by 11%, while total shipments were up 6%.

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Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

Moving to business conditions. On the positive side, (LME) on a 30 day lag basis is up a nickel a pound. On the negative side, obviously we still expect to see higher alumina and power costs, as well as the negative impact of currency.

We’ll move on to flat roll product segment. The can sheet business contributes nearly half of the revenue for this segment, with the rest split between transportation markets, building and construction and the distribution channel. You can see the increase in can sheet this quarter associated with the inclusion of the Australian rolling assets that we picked up with the dissolution of our Kaal joint venture with Kobe. On a sequential quarter basis, both shipments and revenue were positively affected by the inclusion of the Australian rolling assets. Without this inclusion, both would have been flat.

ATOI for the segment was down $6 million. As to the current business conditions, we expect to see stronger demand for US sheet and plate, and the Australian rolling assets will be consolidated into the segment for a full quarter.

We’re going to move to the engineered product segment. We typically see a 4th quarter decline in profitability in this segment and this quarter was no exception. On a sequential quarter basis, while shipments for the segment were off—down about 4%—overall revenues held up well, finishing flat for the quarter. Profitability declined 30% on a sequential quarter basis, with the largest driver being maintenance shutdowns at a couple of our businesses within the segment.

ALCOA

Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

As to business conditions, on the positive side, we see demand improving in some areas—particularly commercial transportation. And we see the aero and auto businesses remaining steady. The 4th quarter maintenance outages that I’ve mentioned are now completed so we won’t see that reoccur. On the negative side, we continue to see pressure in the industrial gas turbine market, and higher raw material costs, specifically energy.

Let’s turn to the packaging and consumer segment. Sequentially ATOI was flat, with normal seasonal profit increases at the consumer businesses being offset by seasonal declines at closures. On a year ago basis, revenues are down 3%, due to the sale of Latin America PET business. The profitability decline has also been driven in large part by higher resin prices. On a year ago basis, resin prices are up between 5-24%, depending upon the type of resin.

When we look at the current business conditions for this segment, we will see a seasonal decline in consumer business from the 4th quarter level and the sale of Latin America PET and (Latasa) had been completed, therefore these businesses will no longer contribute to the segments results. And we would expect continued pressure on margins due to resin price.

Now we’ll move to the “other” segment. Just to refresh your memory, the “other” segment now has four businesses in it. The two AFL businesses—telecommunications and automotive. Alcoa Home Exteriors—our residential building products business and our automotive structures business.

On a sequential quarter basis, ATOI was up $9 million in this segment, driven by cost savings at the two automotive businesses, both AFL and the structures business—as well as top line improvement in telecommunications. Looking

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Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

to the business conditions—automotive build rates remain steady, while residential building and construction is expected to be seasonably soft.

Next, let’s move on to discuss our cost challenge. As I’ve highlighted, we completed our second cost challenge in six years, with a 4th quarter cost savings of $12 million. This quarter savings were driven by purchasing and prior period restructuring savings at the AFL automotive business, Purchasing savings in alumina, and productivity savings at auto structures. As you can see from the chart on the right, over the life of the three-year challenge, 45% of the savings has come from manufacturing productivity; while procurement savings contributed roughly 38%, with the rest coming from overhead reductions, both in the plants and at corporate.

The next slide looks at the cost challenge in another way. Take a look at the next one. This bridge gives you another perspective on the cost challenge that we’ve just completed. When you look back to the start of the program—January 2001—you can see that significant declines in prices, volumes and mix have contributed to our earnings negatively. This chart shows a 4th quarter 2000 earnings indexed to 100% and the relative changes from the major drivers. So specifically, prices eroded 39% of our earnings. This is just not a lower LME price, it’s lower realized primary pricing, lower realized FRP prices, as well as the lower prices that we saw in the engineered products segment.

Volume is off also 44% from that time period, and then mix an additional 19% of the cost. However cost savings have been able to mitigate approximately 45% of this downturn.

Let’s turn to our ROC challenge on the next slide. By now, all of you are familiar with this chart, which shows profitability as measured by ROC. The

ALCOA

Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

red line represents Bloomberg top (quintile) ROC entries. The blue line represents Bloomberg’s measure of Alcoa over a four quarter rolling time horizon. The green line shows our quarter returns annualized.

On this basis, we’ve made considerable progress over the course of this year, reaching an annualized ROC of 7.6% in the 4th quarter, up from 6.4% at the start of the year. Later along, we’ll address our 2006 goals.

I’d like to turn to one other issue that we’ve addressed annually—and that’s pensions, on the next slide. There are three key drivers for pension calculations. The first one is actual plan asset returns. And in 2003, our actual overall return for our plans is 19.75%. The second driver—long-term asset returns assumptions. Here, we’re going to continue to use 9% as our long-term assumptions. Our 10-year return average exceeds 10- 1/2%. And the third driver is the discount rate assumption. This is the rate used to discount the projected benefits paid to the employee. We’ve changed this assumption to 6.25% from 6.75%. Now, with all that given the strong asset performance, we did not have the material (charge) for the balance sheet for pensions in 2003.

In addition, as we’ve told you before, we did not need to make material increases in pension funding in 2004. Last year, we contributed approximately $100 million globally and we do not expect to have any material change in that. On the income statement, we are projecting an additional $50 million of after tax expense due to the lower discount rate again this year.

Let me just sum up before I turn this over to Alain. In summary, we’ve continued to execute in the 4th quarter. We continue to drive cost savings,

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Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

pay down debt, and invest for the future. I think with that, I’ll turn it over to Alain.

Alain Belda:

Well, last year, I stood up here and said that I felt like somebody that had climbed the Everest and stumbled on a door seal. And that we had a lot to do with how we ended up the year, and that we had a lot to do in 2004 to fix some of the issues that we had with balance sheets, the way we saw it, cost savings and continue to grow the company. And regain some of the confidence at the time that we felt that you were questioning.

Well we went out and I think we continued to show that we’ve managed our values and continue to deliver on the values. (Rick) talked about the strong safety performance. We continue to track our environmental targets and going for the 20/20 challenges that you know about. We improved our profitability and strengthened our balance sheet, giving it all kind of flexibility, which is the objectives that we told you we have. And we continue to build for the future.

In every segment of our company, we had activities that not only worked on the present, on the past, but also built for the future. Every one of them had growth. Every one of them had cost reduction programs. Every one of them had divestitures when needed and investment to increase competitiveness. You can see them all there. In some we position ourselves with the customers better than we were before and some we change—like in the flat roll product in Australia. We did a deal with the Japanese partners and is up with 100% of those two rolling mills in Australia in exchange for the half ownership we have there and in Japan.

We continued to invest in Brazil in our bauxite… In power generation. Continued to make progress on inert anodes—can talk about that two

ALCOA

Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

minutes. We’re doing better in this. We have made progress. We still have the same issues we talked the last quarter, which has to do with the length of life of anodes and the cost of it. We will come back to you by the end of this year in the 3rd quarter and tell you where we are.

We continue to invest in the primary business of the company and in the fabricating business of the company. We continue to shoot for better performance. We’re never happy with the kind of performance we have. We continue to live our values, provide superior returns, continue to reduce cost. We’ve announced another $1.2 billion cost reduction on a run rate basis at the end of 2006 and aim to maintain a strong balance sheet, with debt between 25-35%.

And finally, 2003 performance showed significant improvement over 2002. We continue to position the company for the success for 2004 and beyond—thinking and acting forward. Our Alcoa strategy is clear. Our actions are very focused. Our goals remain high. And I’d like to talk about two issues that you might ask a question about.

One was some of you discounted the insurance case and the taxes. And I’d like to say that we manage our whole balance sheet. We drive for costs everywhere. To get those insurance proceeds, we had to invest over $25 million in legal fees, which are in the numbers that you asked us about—why are they at that level—we had over $30 million of legal settlements and issues all over the country. But it came to the bottom line and it came to the cash of the company.

As I told the board, if I’m playing tennis and the ball hits the net and gets over to the other side, I say, “Sorry, but it counts.” And when I used to play football—soccer—and the ball hit the other guy and it went into the net, guess

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Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

what? We didn’t even ask. Sorry, it just counted. We count this one. We worked very, very hard to get it and we always worked hard to get any income from any of the resources given by shareholders to the management of this company. Thank you. We are ready for questions.

William Oplinger:	At this point, we’ll take questions from the room first and then follow up with questions from the phone. Before you state the question, please state your name and firm name.

(Dan Roling):	(Dan Roling) with Merrill Lynch. Alain, just to follow up on your comment—and I agree that you should count it—except for we didn’t. The reason we didn’t is very simple…

Alain Belda:	...it’s what’s in the bottom line.

(John Tumazos):	(John Tumazos) of Prudential. How much might alumina realizations improve in the 1st quarter? Would $25 a ton be a reasonable guess?

Richard Kelson:	You know, (John), we never project.

(John Tumazos):	Well given that these lag LME prices—it’s really not that much of a projection, it’s just explaining the mix of contract versus spot price.

Richard Kelson:

Yeah. As we tried to say, you know we don’t deal with a lot of spot sales. We’re substantially sold on long-term contracts in alumina. They’ll be affected over time as price stays up for long periods of time, and it will ultimately effect the negotiated price in the longer term product.

(John Tumazos):	Should we take 2 x 1/8 of the quarter we change in LME as a proxy?

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Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

Richard Kelson:

Well, you know again we don’t give out specifics. It will have a lag to it. It will take a certain amount of time. It will vary by some of the contracts. But you should look for at least a quarter kind of lag to see the catch up.

(Alberto Arias):

(Alberto Arias) from Goldman-Sachs. Your $1 billion cost reduction program over the past three years, but the $1 billion is roughly the amount of operating profits you have to lay. You explained in your presentation that a great deal of that was offset by product makes and pricing. Could you explain how much of that pricing and product make are you going to recover? In other words, how much has it been because of technical reasons, and how much has it been because of a structural change in some of your products, like engineering for instance?

Richard Kelson:

Well, the graphic that we gave you is our best cut at trying to show you how much was priced. And as I said, as we went through that, fortunately there was certainly LME, then there’s another portion that was a drop in realized pricing and primary, and a drop in realized pricing and FRP, as well as engineered products. Those were probably the three or four largest effect on price. And obviously many of those were due to the market conditions in the specific markets that they deal with, notably aerospace would be a significant market that we would look at, the rest of engineer products and flat roll. And each of those will vary depending on the business cycle for those specific products. And each of us, including you, have a very firm idea of when you think the aerospace market’s going to come back. Those will be effected by that.

I think in the totality of it all, we think that cost savings that we’ve taken out—as I’ve said, many of those were structural on the manufacturing side. Those will put us in great stead when these markets come back. We try real hard not to discount cyclical—we don’t cyclical procurement savings. So we try to get

ALCOA

Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

structural ones of those, although as markets come back, there will be more pressure on the procurement side. So we like to think that those cost savings are in large part, they don’t prepare us for any upswings in the market. But again, obviously there will be pressure from the material side as well.

Alain Belda:

I think that (Rick) covered the ground. I mean, we go for structural savings. We had to give a lot of that out in volume mix and prices. And the moment the market seems to be a little bit better and you can see announcements of price increases and most raw materials at the moment. So we’ll get our share of it, and we’ll pay our share of it.

(Chuck Bradford):

(Chuck Bradford) of (Bradford) Research. I understand there was a story in the Brazilian press today that’s partly incorrect about the $4 million on bauxite property. Can you give us more information—what your ownership is going to be? What else you’re working on in Brazil—because there was also a story a few week’s ago about you dropping out of a project. And just where the electricity and normal capacity is going to end up?

Alain Belda:

Let’s start with the article in the magazine today, which was I think reproduced by writers. We have the bauxite reserved in the Amazon in addition to the participation we have on the… There are two bauxites resorts. One is called MRN, on which we’re a partner. And then this other one, which came in with the acquisition of (Reynolds), which we’ve been defining if we wanted to operate or not. It has about 400 million tons of estimated reserves. If you were to open a mine there, it would be a mine somewhere between 200—400 million tons.

Our people met with the governor of the state of (Barah) and discussing their intentions—what they were thinking about. Their total project was something like $1.4 billion over ten years, which includes not only bauxite mining, it

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Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

includes the expansion that in the smelter and refinery area, as well as power investments in different places in Brazil. And I guess the governor thought it was a great number and he went out and announced that we’re going to make a $1.4 billion project in (Barah). If you know anything about a bauxite mine, it costs you about $100 per ton to build. If you’re going to have a two million ton bauxite mine, it’s $200 million. But anyway, as to the drop, this is part of negotiating (power) contracts and availability of concessions.

Brazil is defining how they are going to deal with wheeling of power and what role the government has in power generation and so this is all part of those discussions. We’re still aiming at continuing to grow in Brazil in energy and smelter and the whole primary sector.

(Caglar Somek):

(Caglar Somek) from (Credit Suisse First Boston). I guess the question’s related to cost challenge chart. There’s two costs of impact—one from cost savings, and another one from “other”. Can you explain a little bit better what “other” means?

Richard Kelson:	Yeah. “Other” would have contained just about everything else from interest expense, the insurance proceeds—just about everything else would have been in “other”, as well as what we’ve covered.

(Caglar Somek):	They are one-time items in there? One-time items in there—you know insurance proceeds?

Richard Kelson:

No. No, it’s a combination. It’s just a bridge from that 4th quarter 2000 and to the current 4th quarter and it’s everything else that ends up in that bridge. So it wouldn’t necessarily be one-time. It would be just whatever else is left over in the bridge.

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Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

(Caglar Somek):	Could you also give some updates on the divestiture program for 2004?

Richard Kelson:	Sure.

Alain Belda:

Well, I think we’re doing well. We said that we were going to get anywhere between $800-$1 billion for our divestitures. We’ve already done a part of it. There is two pieces that should be going in this first quarter—the chemicals and Alcoa packaging equipment. We should be right on our projection.

Richard Kelson:

Just further clarification, as I said in my comments, we’ve taken two facilities—the Magnolia and Plant City and taken them out assets out for sale, brought them back in the continuing ops. That will probably lower the proceed expectation closer to the $800 million range. It’s also back on the books now as operations. But we would anticipate, as Alain said, I think all of these will occur the remaining plan divestitures in the first half of the year with packaging equipment, which Alain mentioned was just announced. And we have two more that are likely in this quarter and then one or two more to finish up—probably early in the 2nd quarter.

(Mike Gambardella):

(Mike Gambardella), JP Morgan. Of the $1.2 billion in cost savings program that you have for the next three years, what’s your target for this year? You know, what are you going to achieve this year, and can you identify some of the major components of the cost savings program that you expect to achieve within the next 12 months?

Richard Kelson:	I think loosely we would, you know, inside we’re probably saying we loosely look at it as 1/3, 1/3 and 1/3 and as we look forward in the three years, we’ll loosely target $400 million as we go…

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Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

Richard Kelson:

Next piece—sizable piece—coming from procurement would expect to see both of those being kind of consistent with what I announced before as the two portions of COG’s in the prior challenge and we would also expect to see a portion of savings coming out of overhead expense, both PAE and GASE. So again, the same kind of balance with significance. The largest piece still coming out of manufacturing productivity.

(Mike Gambardella):	In a release, I thought I saw something that said the financial performance—your financial performance—you would have a higher tie-in on executive compensation. Can you talk about that?

Alain Belda:

Yeah, we’ve changed the executive compensation for the 58 top people in the company so that the stock options are now—what used to be paid in stock options are now at 60/40 break between restricted stock and stock options.

The options—we call them stock awards—those stock awards are measured against a group of external comparators and they’re vested over three years. And after we measure results, which means I give somebody a number of shares today, they’ll only know exactly how many shares they get if we achieve a relative—(achieve) performance relative to a comparator group at the end of the year, and they vest three years later. It was a big change of going completely outside for the measurements of results.

(Alberto Arias):

(Alberto Arias) from Goldman-Sachs again. With regards to the $1.2 billion cost reduction program, are you accounting for any of the remaining synergies that might still be processed from recent acquisitions, like Ivex or Fairchild?

Richard Kelson:

Well there would be in the total cost savings, we would count anything that was structural. I think we stayed pretty much on target for both Fairchild and Ivex. So they’ve achieved a large portion already of the savings that they had

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Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

targeted. Most of those are already included in the prior challenge. So there’s very little left in that. But yes, to the extent Ivex and Fairchild continue to save be it productivity or procurement, it would be in the ($1.2) billion.

(Victor Lazarovic):

(Victor Lazarovic), BMO, Nesbitt, Burns. I wonder if you could help me with one of your slides (Rick). In looking forward in the consumer product and packaging area, you said one of the negatives would be the fact that you don’t have Latasa in the PET business in Latin America going forward. I guess my confusion is that you move those assets, I believe, into discontinued operations last January.

Richard Kelson:	I don’t believe so.

(Victor Lazarovic):	Will those continue through the year, even though they were held for sale?

Richard Kelson:

They weren’t technically in discontinued (operations). They were conditioned on whether we would and wouldn’t sell them, and so they weren’t really separated out of the segment. So it’s very similar to the chemicals business, which is still in the alumina and chemical segments—only the discontinued ops were broken out. That was a smaller subset of assets.

(Caglar Somek):	(Caglar Somek) again from (Credit Suisse First Boston). The question is related to yours—strategic rationale for the two rolling mills. If you could explain that.

Alain Belda:

It’s difficult to rationalize operations on a worldwide basis when you have partners with 50%. And what we find is that we optimize a plant in Tennessee and then all of a sudden, you got a problem with the partners that you have in Australia and Japan. So it just made more sense for us to part, and we have our own. We can define our strategy. We can decide how we want to

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Fourth Quarter Analysis

Moderator: William Oplinger

01-22-04/3:00 pm CT

operate; what volume we want to go through there; what product we want to go through there without the encumbrance of having partners. With this globalization of the world today, you really want to minimize the number of partners you have so that you can decide how you set your strategy and where you set it.

(Dan Roling):

(Dan Roling) with Merrill Lynch. Looking forward at your capital expenditure program and your brownfield expansion of smelters and Iceland to greenfield, could you just bring us up to date on those—on where you think you are, and would you consider—or where are you in the consideration process—of further closures of high cost smelters in the Pacific Northwest?

Alain Belda:

Well, the Iceland project is going well. We should start spending some money at the end of this year. We’ve done a lot of the design. We’re doing detail engineering at the moment. We’ll start doing some long-term purchasing sometime at the end of the year. So that is moving on. The other deal—the MOU, it’s proceeding ahead. This is still obviously a MOU, so it takes more negotiation and details. That’s going ahead. The expansions in Canada are depending on government discussions around power and power availability. There’s an issue of timing of power availability and so we’re in the process of negotiating this at the moment.

And with regard to the Bonneville area, you know that it’s pretty simple for us. If the cash cost is higher or close to the market price, if we close the plant and sell the alumina in this case, or sell the energy when it’s our own energy, or we have long term contracts. Specifically in the Bonneville area, we have a partnership with a Japanese company that might have a difference of opinion with us as to what should operate.

Man:	Could you get in the timing of the power issues?

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Alain Belda:	I don’t have a timing at the moment, no.

(Chuck Bradford):	(Chuck Bradford) again…

Richard Kelson:	I was just going to round out on that. The timing on the alumina, Suriname and Pinjarra are ‘05 operational.

(Chuck Bradford):

(Chuck Bradford) again. I understand that you took down—I think it was 44 million shares as part of the Chalco offering to maintain your position. Can you tell us a little bit more about what’s happening? What did Chalco tell you about what’s happening in China? Because we keep hearing about the government wanting to close the small polluting plants, yet their production keeps on growing at a phenomenal rate.

Alain Belda:

We’ve maintained all the time that China would be basically either in balance or a net importer, or just a little bit (inaudible), but it depends on how the cycles go. And we’re in the same place. Now with regard to Chalco, they had a capital call. We maintained 8% of the company. That gives us a seat on the board. We just had to meet the call and did that. We’re happy with it. We’re still negotiating the power contract. We’re still in the same place as we’ve said before. We want long term competitive power contracts and we’re still negotiating that part for the expansions of Pingguo. Bohai is a rolling mill which is in China also, but we expect that to move ahead this year.

(Mike Gambardella):	(Mike Gambardella), JP Morgan again. Question just in terms of procedure. Is there any chance in the future that you would delay the release of your earnings and move up this meeting so they coincide?

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Alain Belda:

We could probably go the other way around. We tend to avoid that so it gives time for people to look at the numbers and come up with the questions, talk to Bill, get a lot of the details. We felt that this was more productive this way.

Richard Kelson:

Philosophically, we don’t think it’s a good idea to sit on the numbers once the books are closed and we have them and they’re done. So I mean that’s why we get them out. We are finished and we have to just use them and move on to working on the next one.

Conference Coordinator:	Heath Jansen with (ABN Amro). Please go ahead.

(Pete Panson):

Yeah, good afternoon. Just a question in terms of return on capital. Basically you’ve got a lot of capital to be spent over the next couple of years. It will be a period of time before you start to see a return on those investments. I was just wondering, when do you expect that Alcoa will be able to achieve its return on capital targets?

Alain Belda:

We do expect to achieve the capital targets, yes. And that’s why when (Rick) talked about the capital expenditures—we still control it and I think this year, we’ve talked about $1 billion plus $300 million and that’s within out capabilities and maintaining the present debt to equity ratio.

Richard Kelson:

To further that, it’s a mix. I mean we look at all of these in a combination of timing of (Brownfield) with (Greenfield) and you know, prudent use of capital in a way that we think maximizes the opportunity for that return. The (Brownfields) are all low capital cost solutions that should start to return rather quickly.

Conference Coordinator:	(Peter O’Connor) with Credit Suisse. Please go ahead.

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(Peter O’Connor):

I have three questions relating to the alumina segment. Firstly, the comment (Rick) that you made on hedging and you talked about there’s a lower level of hedging in the prior period. Can you give us some more color on what level of hedging you have in your (unintelligible) in that business? And at what rate that it struck?

Alain Belda:

Yes. In that could you give more color on hedging in alumina? We don’t hedge. Simple. First thing is a lot of the price—if you look at price increases at the moment, they are almost parallel to the devaluation of the US dollar. So we have a natural hedge. Sometimes—usually we wouldn’t even talk to you about currency. This time was an exceptional and I think you would say that given the US dollar devaluation, it is exceptional. But that goes with the business. Metal goes up. Alumina goes up. Currencies go up or down. We don’t hedge for that purpose.

(John Fields):

Yes, (John Fields) with Delaware Investments. The traditional formula tying alumina to LME and contract terms—given the outlook for alumina would seem a pretty right time to kind of move that up a little bit. Are there any thoughts to changing that formula over time, or being a little more aggressive on alumina pricing?

Alain Belda:

Well, we do have all kind of mixes of pricing formulas with customers that have floors, stops, completely variable and when they come up for negotiation, it depends on what the market is at that time and we do react to it. But at the end of the day, in the case of alumina, it is pretty strong tied to the metal price and we don’t see changing very much.

Conference Coordinator:	(Peter O’Connor) with Credit Suisse. Please go ahead.

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(Peter O’Connor):

Thank you. Two follow up questions. Firstly, on the ownership of the alumina business, you highlighted 100%, what preconditions would have that offered to the joint venture partner? And secondly on alumina funding of your expansions at Pinjarra and Suralco, would you expect them to be debt funded or internally cash flow funded?

Richard Kelson:	I didn’t hear the second question—or the first.

William Oplinger:	The first question was ownership of Aluminio would you consider sharing that with your partner.

Richard Kelson:	Of Aluminio are you going to share with Alumina.

Alain Belda:	No. Oh, I’m sorry. You’re talking about the acquisition of partners in Brazil, would we share it with the Alumina partners in Australia?

(Peter O’Connor):	That’s correct.

Alain Belda:

We have no relationship with them. When the alumina is for external and for the commercial market, and it’s not a fully integrated alumina refinery with a smelter, we do participate with them. So in the case of Brazil, it’s mostly for internal sales and for our own consumption in the smelter. They do already have a participation there. Alumina has.

Richard Kelson:	The second question was do we anticipate paying for those expansions with external debt or internal cash flow? Internal cash flow. You’re talking about Pinjarra and Suralco internal cash flow.

(Alberto Arias):	Yes, (Alberto Arias) from Goldman-Sachs. Just before this meeting, there was an announcement by Alcan in which they are shutting down 90,000

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Moderator: William Oplinger

01-22-4/3:00 pm CT

metric zones of capacity in (Quebec) from Soderberg facilities that they have and they tied up the strengthening of the Canadian dollar to reason behind that. Do you have some further capacity in (Quebec)? Do you see any potential change in your plans? Any potential shut down of capacity for similar reasons, or any change with regards to your modernization plan?

Alain Belda:

We don’t usually comment on other people’s strategy. So I don’t even know why they would shut it down or not. Our policy is we manage to make money. When the business doesn’t make money, we’ll look at is it a fundamental problem, or is it a temporary problem and in most cases we will take action. We will shut down. And we’re the first ones to do that.

Richard Kelson:	But our Canadian smelters are very efficient and I don’t see any risk or any changed position due to currency at this point.

William Oplinger:	We have time just for one last question.

(Tony Rizzuto):

(Tony Rizzuto), Bear Sterns. Gentlemen, I know there’s been some price increase announcements in recent days, and I know there was some pricing activity in December and January. Could you bring us up to date on what some of the—if you put them all together—what that might imply for flat roll pricing and maybe some of your engineer products looking after the 1st quarter on a percentage terms?

Richard Kelson:

Well, I can deal with it generally. I’m not going to deal with the specifics or percentage terms, but there has been a lot of pricing activity. And for the time being, it looks pretty encouraging. It appears to be holding. Most of that affect though, you have to remember is probably new business and will have much more of an affect as we go into the 2nd quarter, rather than the 1st

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Moderator: William Oplinger

01-22-4/3:00 pm CT

quarter. The 1st quarter was substantially booked before we are seeing a lot of this price increase.

Alain Belda:

I think if you characterize the year, 2003 was an interesting year that was very weak in the first, let’s say, semester, with the exception of maybe April and May. And then 2nd semester was, I’ll call it Mushy. It got better September, October, November. I think December things slowed down. I think a lot of customers weren’t going to jump up on the number they were seeing, or the order they were seeing. They were managing their inventories like they always do at the end of the year. But I think there’s a much stronger feeling as we go in in the quarter.

But again, remember a lot of the things that you see in pricing is about a quarter delayed. Alumina is a quarter delayed, aluminum is about a quarter delayed. Fabricated products, about a quarter delayed. So it feels better, but you know, we’ve all been burned for three years now waiting for that better and we’re managing everything that we have in our control, continue to manage the 1st quarter just like we managed every quarter in the last two years.

William Oplinger:	This concludes our 4th quarter workshop and I’d like to thank you for attending.

END